Exhibit 16.1

January 5, 2023

Securities and Exchange Commission
100 F Street, N.E.

Washington, D.C. 20549

Dear Sir or Madam:

We have read Form 6-K dated January 5, 2023 of Gravitas Education Holdings, Inc. (“Registrant”) and are in agreement with the statements contained therein as it pertains to our firm; we are not in a position to agree or disagree with other statements of Registrant contained therein.

Very truly yours,

/s/ Friedman LLP
New York, New York